Exhibit 10.17

EMPLOYMENT AGREEMENT

This Agreement is dated this 23rd day of September to be effective as of September 1, 2009 (the “Effective Date”), by and between Provident Financial Services, Inc. (the “Company”), a Delaware corporation, and Christopher Martin (“Executive”). References to the “Bank” mean The Provident Bank, a New Jersey chartered savings bank and wholly owned subsidiary of the Company. The Company and the Bank are sometimes collectively referred to as “Employers.”

WHEREAS, the Company and Executive entered into an Employment Agreement effective as of December 31, 2008 (such agreement, the “Prior Agreement”); and

WHEREAS, Executive has been appointed as the Chief Executive Officer and President of the Company and the Company believe it is appropriate and desirable to enter into this new employment agreement to reflect his new title and increased responsibilities; and

WHEREAS, this Agreement shall supersede and replace the Prior Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.	POSITION AND RESPONSIBILITIES

During the period of his employment hereunder, Executive agrees to serve as Chief Executive Officer and President of the Company and the Bank and will perform all duties and will have powers associated with such position, as directed by the Board of Directors and as may be set forth in the Bylaws of the Company and the Bank. In addition, Executive shall be responsible for establishing the business objectives, policies and strategic plans of the Company and the Bank. During said period, Executive also agrees to serve, if elected, as an officer and director of any subsidiary or affiliate of the Bank or the Company without additional compensation.

2.	TERM

The period of Executive’s employment under this Agreement shall begin as of the Effective Date and shall continue for a period of thirty-six (36) full calendar months thereafter (“Term”). Commencing on August 31, 2012, and continuing at each August 31 thereafter, the Agreement shall renew for an additional year such that the remaining term shall be twelve (12) full calendar months.

3.	PERFORMANCE OF DUTIES

During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence approved by the Board of the Company or the Bank (each a “Board,” as appropriate, however, unless otherwise noted, “Board” shall refer to the Company’s Board), Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder, including activities and services related to the organization, operation and management of the Company and the Bank; provided, however, that, with the approval of the Board of the Company or the Bank, as evidenced by a resolution of such Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, business companies or business organizations, which, in such Board’s judgment, will not present any conflict of interest with the Bank, or materially affect the performance of Executive’s duties pursuant to this Agreement.

4.	COMPENSATION, BENEFITS AND REIMBURSEMENT

(a) Base Salary. The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 3. The Company or the Bank shall pay Executive as compensation a salary at an annual rate not less than $500,000 per year (“Base Salary”). Such Base Salary shall be payable biweekly, or with such other frequency as officers and employees are generally paid. During the period of this Agreement, Executive’s Base Salary shall be reviewed at least annually, commencing in January 2011. Such review may be conducted by a committee designated by the Board (the “Committee”), and the Board may increase, but not decrease (except a decrease that is generally applicable to all employees), Executive’s Base Salary (any increased Base Salary shall become the “Base Salary” for purposes of this Agreement). In addition to the Base Salary provided in this Section 3(a), the Company or the Bank shall provide Executive at no cost to Executive with all such other benefits as are provided uniformly to permanent full-time employees of the Bank. Base Salary shall include any amounts of compensation deferred by Executive under qualified and nonqualified plans maintained by the Company or the Bank.

(b) Bonus and Incentive Compensation. Executive will be entitled to participate in any incentive compensation and bonus plans or arrangements of Employers. Such incentive compensation will be paid in cash or stock in accordance with the terms of such plans or arrangements, or on a discretionary basis by the Committee. Nothing paid to Executive under any such plans or arrangements will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.

(c) Benefit Plans. Executive will be entitled to participate in or receive benefits under any employee benefit plans including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, or any other employee benefit plan or arrangement made available by the Bank or the Company in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

(d) Health, Dental, Life and Disability Coverage. Employers shall provide Executive with life, medical, dental and disability coverage made available by Employers to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such coverage.

(e) Vacation and Leave. Executive will be entitled to paid vacation time each year during the term of this Agreement measured on a fiscal or calendar year basis, in accordance with the Bank’s customary practices, as well as sick leave, holidays and other paid absences in accordance with the Bank’s policies and procedures for senior executives. Any unused paid time off during an annual period will be treated in accordance with the Bank’s personnel policies as in effect from time to time.

(f) Expense Reimbursement. The Company or the Bank shall provide Executive with an automobile suitable to the position of Chief Executive Officer and President, and such automobile may be used by Executive in carrying out his duties under this Agreement, including commuting between his residence and his principal place of employment, and other personal use. The Bank or the Company shall reimburse Executive for the cost of maintenance and servicing such automobile and, for instance, gasoline and oil for such automobile, and will also reimburse Executive for his ordinary and necessary business expenses incurred in the performance of his duties under this Agreement (including but not limited to travel and entertainment expenses) that are excludible from Executive’s gross income for federal income tax purposes and for fees for memberships in a country club, a health club, and such other clubs and organizations and such other expenses as Executive and the Board shall mutually agree are necessary and appropriate for business purposes. Any such reimbursement shall be made only after presentation to the Company or the Bank of an itemized account of such expenses in such form as the Company or the Bank may reasonably require, each such reimbursement payment to be made promptly following receipt of the itemized account and in any event not later than the last day of the calendar year following the calendar year in which the expense was incurred. Executive shall be responsible for the payment of any taxes on account of his personal use of the automobile, if any, provided by the Bank or the Company and on account of any other benefit provided herein. The foregoing provisions for use of an automobile provided by the Bank or the Company and reimbursement of related expenses shall apply on a calendar year basis; prior to the beginning of each calendar year, the Bank or the Company may determine to substitute a cash allowance or other arrangement which it determines to be of equivalent value for one or more succeeding calendar years or any portion thereof during the term of this Agreement.

5.	TERMINATION AND TERMINATION PAY

Executive’s employment under this Agreement may be terminated in the following circumstances:

(a) Death. Executive’s employment under this Agreement will terminate upon his death during the term of this Agreement, in which event Executive’s estate or beneficiary will receive the compensation due to Executive through the last day of the calendar month in which his death occurred.

(b) Retirement. Executive’s employment under this Agreement will terminate upon his “Retirement.” Termination of Executive’s employment based on “Retirement” shall mean termination of Executive’s employment (a) at age 65 or in accordance with any retirement policy established with Executive’s consent with respect to him or (b) at such later time as the Company’s Board of Directors or an authorized committee thereof may determine. Upon termination of Executive upon Retirement, no amounts or benefits shall be due Executive under this Agreement, and Executive shall be entitled to all benefits under any retirement plan of the Bank or the Company and other plans to which Executive is a party.

(c) Disability.

(i)	Termination of Executive’s employment based on “Disability” shall mean termination because of any permanent and total physical or mental impairment which qualifies Executive for disability benefits under the applicable long-term disability plan maintained by the Company, the Bank or any subsidiary or, if no such plan applies, which would qualify Executive for disability benefits under the Federal Social Security System. A determination as to whether Executive has suffered a Disability shall be made by the Board with objective medical input. In the event of termination due to Disability, Executive will be entitled to disability benefits, if any, provided under a long-term disability plan sponsored by the Bank, if any.

(ii)	In the event the Board determines that Executive is Disabled, Executive will be entitled to, as disability pay, a bi-weekly payment equal to seventy-five percent of Executive’s bi-weekly rate of Base Salary on the effective date of such termination. These disability payments shall commence on the effective date of Executive’s termination and will end on the earlier of (i) the date Executive returns to the full-time employment with the Bank and the Company in the same capacity as he was employed prior to his termination for Disability and pursuant to an employment agreement between Executive and the Bank or the Company; (ii) Executive’s full-time employment by another employer; (iii) Executive attaining the age of 65; or (iv) Executive’s death. The disability pay shall be reduced by the amount, if any, paid to Executive under any plan of the Bank or the Company providing disability benefits to Executive. In lieu of the foregoing, in the sole discretion of the Company and the Bank, the Company or Bank may assist Executive in purchasing a supplemental disability policy owned by Executive which would provide a disability benefit, when aggregated with the any benefit payable under any plan of the Bank or Company, that would provide after tax-income equal to fifty percent of Executive’s bi-weekly rate of Base Salary. In such case, the premiums for the supplemental disability policy would be fully paid by the Company or the Bank.

(iii)

The Bank or the Company will cause to be continued life, medical, dental and disability coverage substantially comparable, as reasonably or customarily available, to the coverage maintained by the Bank and the Company for Executive prior to his termination for Disability, except to the extent such coverage may be changed in its application to all Bank employees or not available on an individual basis to an employee terminated for Disability. This coverage shall cease upon the earlier of (i) the date Executive returns to the full-time employment with the Bank and the Company in the same capacity as he was employed prior to his termination for Disability and pursuant to an employment agreement between Executive and the Bank or the Company; (ii) Executive’s full-time employment by another employer; (iii) Executive attaining the age of 65; or (iv) Executive’s death.

(d) Termination for Cause.

(i)	The Board may by written notice to Executive in the form and manner specified in this paragraph, immediately terminate his employment at any time for “Cause.” Executive shall have no right to receive compensation or other benefits for any period after termination for Cause, except for any benefits that are already vested as of the date of termination and that are not otherwise subject to forfeiture under the terms of the applicable plan or program. Termination for Cause shall mean termination because of, in the good faith determination of the Board, Executive’s:

(1)	personal dishonesty;

(2)	willful misconduct;

(3)	breach of fiduciary duty involving personal profit;

(4)	intentional failure to perform stated duties;

(5)	material breach of the Company’s or the Bank’s Code of Business Conduct and Ethics;

(6)	willful violation of any law, rule or regulation (other than traffic violations or similar offenses), or any violation of a final cease-and-desist order;

(7)	willfully engaging in actions that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the business reputation of the Company or the Bank; or

(8)	material breach of any provision of this Agreement.

(ii)	For purposes of this Section 5(d), in evaluating Executive’s performance, Executive’s acts or omissions shall be measured against standards generally prevailing in the savings institution and commercial banking industry. For purposes of this paragraph, no act or failure to act on the part of Executive shall be considered “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Bank and the Company. Executive’s employment shall not be terminated in accordance with this paragraph for any act or action or failure to act which is undertaken or omitted in accordance with a resolution of the Board or upon advice of the Company’s counsel.

(iii)	Notwithstanding the foregoing, Executive’s termination for Cause will not become effective unless the Company has delivered to Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the independent Directors of the Board, at a meeting of the Board called and held for the purpose of finding that, in the good faith opinion of the Board (after reasonable notice to Executive and an opportunity for Executive to be heard before the Board), Executive was guilty of the conduct described above and specifying the particulars of such conduct. Any non-vested stock options granted to Executive under any stock option plan of the Bank, the Company or any subsidiary or affiliate thereof, shall become null and void effective upon Executive’s receipt of Notice of Termination for Cause pursuant to Section 7 hereof, and shall not be exercisable by Executive at any time subsequent to such Termination for Cause (unless it is determined in arbitration that grounds for termination of Executive for Cause did not exist, in which event all terms of the options as of the date of termination shall apply, and any time periods for exercising such options shall commence from the date of resolution in arbitration (but only with respect to options awarded on or after the date of Executive’s initial employment with the Company.

(e) Voluntary Termination by Executive. Executive may voluntarily terminate his employment during the term of this Agreement upon at least ninety (90) days prior written notice to the Board. In its discretion, the Board may accelerate Executive’s termination date. Upon Executive’s voluntary termination, he will receive only his compensation and vested rights and benefits to the date of his termination. Following his voluntary termination of employment under this Section 5(e), Executive will be subject to the requirements and restrictions set forth in Sections 8(a), 8(b) and 8(c) of this Agreement.

(f) Termination Without Cause or With Good Reason.

(i)	The Board may, by written notice to Executive, immediately terminate his employment at any time for a reason other than Cause (a termination “Without Cause”), and Executive may, by written notice to the Board, terminate this Agreement by resignation upon not less than thirty (30) days prior written notice given within a reasonable period of time (not to exceed, except in the case of a continuing breach, four calendar months) following an event constituting “Good Reason, as defined in sub-section 5(f)(v) below. Any termination of Executive’s employment shall have no effect on or prejudice the vested rights of Executive under the Employers’ qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance plans or other employee benefit plans or programs, or compensation plans or programs in which Executive was a participant as of the date of termination, unless the terms of any particular plan or program expressly provide otherwise.

(ii)	In the event of termination under this Section 5(f), Employer shall pay Executive, or in the event of Executive’s subsequent death, Executive’s beneficiary or estate, as the case may be:

(1)	his earned but unpaid Base Salary through the date of termination, to be paid no later than the date on which such Base Salary would ordinarily have been paid,

(2)	the annual bonus (if any) to which he is entitled under any cash-based annual bonus or performance compensation plan in effect for the year in which his termination occurs, to be paid at the same time and on the same terms and conditions (including but not limited to achievement of performance goals) applicable under the relevant plan,

(3)	the benefits (if any) due to Executive as a former employee other than pursuant to this Agreement under the Company’s or the Bank’s compensation and benefit plans (the items described in Sections 5(f)(ii)(1) through (3) shall be referred to as the “Standard Termination Entitlements”), and

(4)	as severance pay or liquidated damages, or both, a cash amount equal to the Base Salary and bonuses due for longer of: (i) the remaining term of the Agreement; or (ii) twelve (12) months following Executive’s date of termination. For these purposes, the “bonuses due for the remaining term of the Agreement” shall be determined as the greater of one-twelfth of: (x) the average annual cash bonus paid to Executive with respect to the three completed fiscal years prior to Executive’s date of termination, or (y) the cash bonus paid to Executive with respect to the last fiscal year ended prior to Executive’s date of termination, multiplied by the number of full calendar months in the longer of the two periods set forth immediately above in this sub-section. The payments set forth under this Section 5(f)(ii)(4) shall be referred to as the “Additional Severance Payments.”

(iii)

At the election of Executive, which election was made, if made at all, in writing under the Prior Agreement on or before December 31, 2008, and is irrevocable after December 31, 2008, the Additional Severance Payments that are due after December 31, 2008 shall be made in a lump sum on, or paid quarterly during the remaining term of the Agreement beginning on, Executive’s termination. Any such election made under the Prior Agreement shall continue in full force and effect. In the event that no election was made or applicable, the Additional Severance Payment to

Executive will be made in a lump sum without reduction for present value. Such payments shall not be reduced in the event Executive obtains other employment following termination of employment.

(iv)	Upon the occurrence of a termination Without Cause or for Good Reason, the Company or the Bank will cause to be continued life, medical, dental and disability coverage substantially comparable, as reasonably or customarily available, to the coverage maintained by the Company and the Bank for Executive prior to his termination, except to the extent such coverage may be changed in its application to all Bank and Company employees. Such coverage shall cease at the end of the longer of: (i) the remaining term of this Agreement; or (ii) twelve (12) months following Executive’s date of termination. To the extent the Company or the Bank determines in good faith it is not practicable to provide in-kind coverage, it shall pay directly to the insurance carrier the premium, or reimburse Executive for his direct out-of-pocket cost, for comparable coverage obtained by Executive on his own. Each such reimbursement payment shall be made promptly on submission of an itemized account of Executive’s reimbursable expense in such form as the Bank or the Company may reasonably require and in any event not later than the last day of the calendar year following the calendar year in which the expense was incurred. Each reimbursement payment shall include an additional amount calculated by the Bank or the Company in its reasonable discretion to reflect the aggregate amount of federal, state and local income and payroll taxes incurred by Executive with respect to the reimbursement payment.

(v)	“Good Reason” exists if, without Executive’s express written consent, any of the following occurs:

(1)	a failure to elect or reelect or to appoint or reappoint Executive as Chief Executive Officer and President of the Company and the Bank, or to nominate (and as to the Bank, elect) Executive to the Board of the Company and the Bank, unless consented to by Executive or resulting from Executive’s refusal to stand for election;

(2)	a material change in Executive’s functions, duties, or responsibilities, which change would cause Executive’s position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1 above, to which Executive has not agreed in writing (and any such material change not agreed to in writing shall be deemed a continuing breach of this Agreement);

(3)	a relocation of Executive’s principal place of employment by more than twenty-five (25) miles from its location as of the date of this Agreement (unless such change is closer to Executive’s principal residence at the time of such relocation);

(4)	a material reduction in Executive’s benefits and perquisites, including Base Salary (except for any reduction that is part of an employer-wide reduction in pay or benefits by Employer as part of a good faith, overall reduction or elimination applicable to all participants in a manner that does not discriminate against Executive (except as such discrimination may be necessary to comply with applicable law));

(5)	a liquidation or dissolution of the Company or the Bank other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of Executive;

(6)	a material breach of this Agreement.

(vi)	Notwithstanding the foregoing, Executive shall not be entitled to any payments or benefits under this Section 5 unless and until Executive executes a release of his claims against Employer, its officers, directors, successors and assigns, in the form attached to this Agreement.

(g) Termination and Board Membership. To the extent Executive is a member of the Board of the Company, the Bank or of any of their subsidiaries or affiliates (including The Provident Bank Charitable Foundation) on the date of termination of employment with Employer, then immediately upon such termination, Executive’s service on such board shall terminate and this Agreement shall constitute any required notice of resignation.

6.	CHANGE IN CONTROL

(a) If any of the events described in Section 6(b) hereof constituting a Change in Control shall have occurred or the Board has determined that a Change in Control has occurred, Executive shall not be entitled to the benefits provided under Section 5 of this Agreement upon any termination of employment, but shall be entitled only to the benefit under a separate Change in Control Agreement, if any, to which Executive may be a party.

(b) “Change in Control” shall mean the occurrence of any of the following events:

(i) consummation of a transaction that results in the reorganization, merger or consolidation of the Company, with one or more other persons, other than a transaction following which:

(A) at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”)) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Company; and

(B) at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51 % of the securities entitled to vote generally in the election of directors of the Company;

(ii) the acquisition of all or substantially all of the assets of the Company or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the outstanding securities of the Company entitled to vote generally in the election of directors by any person or by any persons acting in concert, or approval by the shareholders of the Company of any transaction which would result in such an acquisition;

(iii) a complete liquidation or dissolution of the Company or the Bank, or approval by the shareholders of the Company of a plan for such liquidation or dissolution;

(iv) the occurrence of any event if, immediately following such event, members of the Company’s Board who belong to any of the following groups do not constitute at least a majority of the Company’s Board:

(A) individuals who were members of the Company’s Board on the Effective Date; or

(B) individuals who first became members of the Company’s Board after the Effective Date either:

(I) upon election to serve as a member of the Company’s Board by the affirmative vote of three-quarters of the members of such Board, or of a nominating committee thereof, in office at the time of such first election; or

(II) upon election by the shareholders of the Company to serve as a member of the Company’s Board, but only if nominated for election by the affirmative vote of three-quarters of the members of such Board, or of a nominating committee thereof, in office at the time of such first nomination; provided that such individual’s election or nomination did not result from an actual or threatened election contest or other actual or threatened solicitation of proxies or consents other than by or on behalf of the Company’s Board; or

(v) any event which would be described in Section 6(b)(i), (ii), (iii), (iv), or (v), if the term “Bank” were substituted for the term “Company” therein and the term “Bank’s Board” were substituted for the term “Company’s Board” therein. In no event, however, shall a Change in Control be deemed to have occurred as a result of any acquisition of securities or assets of the Company, the Bank or a subsidiary of either of them, by the Company, the Bank, any subsidiary of either of them, or by any employee benefit plan maintained by any of them. For purposes of this Section 6, the term “person” shall include the meaning assigned to it under Sections 13(d)(3) or 14(d) of the Exchange Act.

7.	NOTICE

(a) Any purported termination by the Bank or the Company for Cause shall be communicated by Notice of Termination to Executive. For purposes of this Agreement, a “Notice of Termination” shall mean a written and dated notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. If, within thirty (30) days after any Notice of Termination for Cause is given, Executive notifies the Bank or the Company that a dispute exists concerning the termination, the parties shall promptly proceed to arbitration. Notwithstanding the pendency of any such dispute, the Bank and the Company may discontinue to pay Executive compensation until the dispute is finally resolved in accordance with this Agreement. If it is determined that Executive is entitled to compensation and benefits under Section 5 of this Agreement, the payment of such compensation and benefits by the Bank and Company shall commence immediately following the date of resolution by arbitration, with interest due Executive on the cash amount that would have been paid, pending arbitration (at the prime rate as published in The Wall Street Journal from time to time).

(b) Any other purported termination by the Bank and/or the Company or by Executive shall be communicated by a Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. The Notice of Termination shall specify the “Date of Termination,” which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Employers’ termination of Executive’s employment for Cause, which shall be effective immediately. If within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the parties shall promptly proceed to arbitration as provided in Section 17 of this Agreement. Notwithstanding the pendency of any such dispute, the Bank or the Company shall continue to pay Executive his Base Salary and other compensation and benefits in effect when the notice giving rise to the dispute was given (except as to termination of Executive for Cause). In the event of the voluntary termination by Executive of his employment, which is disputed by the Bank or the Company, and if it is determined in arbitration that Executive is not entitled to termination benefits pursuant to this Agreement, he shall return all cash payments made to him pending resolution by arbitration, with interest thereon at the prime rate as published in The Wall Street Journal from time to time if it is determined in arbitration that Executive’s voluntary termination of employment was not taken in good faith and not in the reasonable belief that grounds existed for his voluntary termination.

8.	NON-COMPETITION AND POST-TERMINATION OBLIGATIONS

All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with paragraph (a), (b) and (c) of this Section 8.

(a) Information and Assistance. Executive shall, upon reasonable notice, furnish such information and assistance to the Bank and the Company as may reasonably be required by the Bank or the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

(b) Confidentiality. Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Employers and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Employers. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Employers or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever (except for such disclosure as may be required to be provided to the New Jersey Department of Banking and Insurance, the Federal Deposit Insurance Corporation, or other bank regulatory agency with jurisdiction over the Bank or Executive). Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank, and Executive may disclose any information regarding the Bank or the Company which is otherwise publicly available or which Executive is otherwise legally required to disclose. In the event of a breach or threatened breach by Executive of the provisions of this Section 8, the Employers will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Employers or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Employers from pursuing any other remedies available to the Employers for such breach or threatened breach, including the recovery of damages from Executive.

(c) Non-Solicitation/Non-Compete. Upon any termination of Executive’s employment hereunder pursuant to Section 5(e) or 5(f) of this Agreement (other than following a Change in Control), Executive agrees that he shall not, either directly or indirectly, take any of the following actions, absent the written consent of the Company, for a period of one (1) year following such termination, provided, however, that effective September 1, 2011, the restrictions set forth in Section 8(c)(iii) below, shall apply for a six (6) month period following such termination:

(i) solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Company or the Bank, or any of their respective subsidiaries or affiliates, to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever;

(ii) solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Company or the Bank, or any subsidiary or affiliate of the Company or the Bank to terminate an existing business or commercial relationship with the Company, the Bank or any subsidiary or affiliate of the Company or the Bank; or

(iii) become an officer, employee, consultant, director, independent contractor, agent, joint venturer, partner, shareholder or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity that competes with the business of the Company or the Bank, or any of their direct or indirect subsidiaries or affiliates that has a headquarters or offices in any county in which the Company or the Bank has an office or has filed an application for regulatory approval to establish an office (the “Restricted Territory”). Notwithstanding anything to the contrary herein, Executive shall not be prohibited from owning up to one percent of the outstanding equity securities of a corporation that is publicly traded on a national securities exchange or in the over-the-counter market so long as Executive, other than with respect to such ownership, shall not engage in any activity with such person that otherwise would violate this Section 8(c).

(d) Remedy on Breach. The parties hereto agree that money damages would not be an adequate remedy for any breach of Section 8, and any breach of the terms of this Section would result in irreparable injury and damage to the Company for which the Company would not have an adequate remedy at law. Therefore, in the event of a breach or a threatened breach of this Section 8, the Company, in addition to any other rights and remedies existing in its favor at law or in equity, shall be entitled to specific performance or immediate injunctive or other equitable relief from a Court in order to enforce, or prevent any violations of, the provisions of Section 8 (without posting a bond or other security), without having to prove damages. The terms of this Section 8 shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach of this Agreement.

9.	SOURCE AND ALLOCATION OF PAYMENTS

All monetary payments and non-monetary benefits provided in this Agreement shall be timely paid in cash or check, or otherwise provided for, from the general funds of (a) the Company or (b) to the extent provided under an agreement between the Company and the Bank governing the allocation of expenses, the Bank, it being the intent of this Agreement to provide for the aggregate compensation due to Executive for all services provided by him to the Bank and/or the Company.

10.	EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Company and/or the Bank or any predecessor of the Bank and/or the Company and Executive, provided, however, that this Agreement shall operate contemporaneously with and shall not supersede that Change in Control Agreement entered into between the Company and Executive dated as of the same date as this Agreement, or any successor to such Change in Control Agreement. In addition, this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

11.	NO ATTACHMENT; BINDING ON SUCCESSORS

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank, the Company and their respective successors and assigns.

12.	MODIFICATION AND WAIVER

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto; provided, however, that this Agreement shall be subject to amendment in the future in such manner as the Company shall reasonably deem necessary or appropriate to effect compliance with Section 409A and the regulations thereunder and to avoid the imposition of penalties and additional taxes under Section 409A, it being the express intent of the parties that any such amendment shall not diminish the economic benefit of the Agreement to Executive on a present value basis.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

13.	MISCELLANEOUS PROVISIONS

(a) The Company’s Board may terminate Executive’s employment at any time, but any termination, other than Termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 5(d) hereinabove.

(b) Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 USC Section 1828(k) and any regulations promulgated thereunder.

14.	SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

15.	HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

16.	GOVERNING LAW

This Agreement shall be governed by the laws of the State of Delaware but only to the extent not superseded by federal law.

17.	ARBITRATION

Any dispute or controversy arising under or in connection with this Agreement, other than a dispute or controversy arising under Section 8 hereof, shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the employee within twenty-five miles of Jersey City, New Jersey, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

18.	PAYMENT OF LEGAL FEES

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Company or the Bank, provided that the dispute or interpretation has been settled by Executive and the Company and/or the Bank or resolved in Executive’s favor. Such payment or reimbursement shall be made no later than the last day of the calendar year following the calendar year in which Executive incurs the expense or, if later, within sixty (60) days after the settlement or resolution that gives rise to Executive’s right to reimbursement; provided, however, that Executive shall have submitted to the Company or the Bank documentation supporting such expenses at such time and in such manner as the Company or the Bank may reasonably require.

19.	INDEMNIFICATION

The Company shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under Delaware law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank or the Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Board of the Company, as appropriate), provided, however, neither the Bank nor Company shall be required to indemnify or reimburse Executive for legal expenses or liabilities incurred in connection with an action, suit or proceeding arising from any illegal or fraudulent act committed by Executive.

20.	NOTICE

For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Company:

830 Bergen Avenue

Jersey City, New Jersey 07306

Attention: General Counsel

To the Bank:

830 Bergen Avenue

Jersey City, New Jersey 07306

Attention: General Counsel

To Executive:

Christopher Martin

1578 Horseshoe Drive

Manasquan, New Jersey 08736

21.	INTERNAL REVENUE CODE SECTION 409A

The Employers and Executive acknowledge that each of the payments and benefits to Executive under this Agreement must either comply with the requirements of Section 409A and the regulations thereunder or qualify for an exception from compliance. To that end, the Employers and Executive agree that:

(a) the expense reimbursements described in Section 4(f) and legal fee reimbursements described in Section 18 are intended to satisfy the requirements for a “reimbursement plan” described in Treasury Regulation Section 1.409A-3(i)(l)(iv)(A) and shall be administered to satisfy such requirements;

(b) the life, medical, dental and disability coverage described in Sections 5(c)(iii) and 5(f)(iv) are intended (A) if furnished in-kind, to be exempt from compliance with Section 409A as a welfare benefit plan described in Treasury Regulation Section 1.409A-l(b)(5) and (B) if furnished by reimbursement, to satisfy the requirements for a “reimbursement or in-kind benefit plan” described in Treasury Regulation section 1.409A-3(i)(l)(iv)(A) and shall be administered to satisfy such requirements;

(c) the payments following termination of employment based on “Disability” described in Section 5(c) are intended to constitute “disability pay” within the meaning of Treasury Regulation Section 31.3121(v)(2)-l(b)(4)(iv)(C) that is exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-l(a)(5) and shall be administered to satisfy the requirements for “disability pay”;

(d) the liability insurance and indemnification provisions of Section 19 are intended to qualify for exemption from the requirements of Section 409A as an “indemnification and liability insurance plan” described in Treasury Regulation Section 1.409A- l(b)(10) and shall be administered to qualify for such exemption;

(e) the Standard Termination Entitlements payable upon termination of employment described in Sections 5(f)(ii)(1) through 5(f)(ii)(3) are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-l(b)(3) as payments made pursuant to the Employers’ customary payment timing arrangements;

(f) the welfare benefits provided in kind under this Agreement are intended to be exempt from Section 409A as welfare benefits pursuant to Treasury Regulation Section 1.409A-l(b)(5) and/or as benefits not includible in gross income.

All other payments and benefits due to Executive under this Agreement on account his termination of employment that are not exempt from Section 409A shall not be paid prior to, and shall, if necessary, be deferred to and paid on the later of the earliest date on which Executive experiences a separation from service (within the meaning of Treasury Regulation Section 1.409A-l(h)) and, if Executive is a specified employee (within the meaning of Treasury Regulation Section 1.409A-l(i)) on the date of his separation from service, the first day of the seventh month following his separation from service. All such deferred amounts shall be deposited in a grantor trust which meets the requirements of Revenue Procedure 92-65 (as amended or superseded from time to time), the trustee of which shall be a financial institution selected by the Employers with the approval of Executive (which approval shall not be unreasonably withheld or delayed), pursuant to a trust agreement, the terms of which are approved by Executive (which approval shall not be unreasonably withheld or delayed) (the “Rabbi Trust”), and payments made shall include earnings on the investments made with the assets of the Rabbi Trust, which investments shall consist of short-term investment grade fixed income securities or units of interest in mutual funds or other pooled investment vehicles designed to invest primarily in such securities.

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SIGNATURES

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and its seal to be affixed hereunto by its duly authorized officers, and Executive has signed this Agreement, on the day and date first above written.

ATTEST:	PROVIDENT FINANCIAL SERVICES, INC.

/s/ John F. Kuntz	By:	/s/ Thomas W. Berry
John F. Kuntz, Corporate Secretary		Thomas W. Berry
Chair of the Compensation Committee

WITNESS:	EXECUTIVE

/s/ Mary Louise Festa	By:	/s/ Christopher Martin
Christopher Martin